EXHIBIT 10.18

Unwritten Employment Contract for named executive officer- February 2007.

Mr. Joseph F. McGuire, one of the named executive officers, as set forth in the Summary Compensation Table is an “at will” employee and does not have a written employment agreement.

The Compensation Committee has established Mr. McGuire’s current base annual salary at $127,500.

Mr. McGuire may receive bonus payments if granted by the Compensation Committee. He is also eligible to receive grants of stock or options under the 2004 Employee Stock Incentive Plan and as a director may receive options under the 2004 Director Stock Option Plan. Any grants under the 2004 Employee Stock Incentive Plan are set by the Compensation Committee. Grants under the 2004 Director Stock Option Plan are pursuant to a formula set forth in the plan. As an employee, he is eligible to receive employee benefits generally available to all employees of the Company.